SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

January 30, 2006

FastFunds Financial Corporation
(Exact name of registrant as specified in charter)

Nevada	333-1026D	87-0425514
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

11100 Wayzata Boulevard, Suite 111
Minnetonka, MN 55305
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (952) 541-0455

n/a
(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement.

On January 30, 2006, the board of directors of FastFunds Financial Corporation (“FastFunds” or “Registrant”) authorized and approved the issuance of common stock pursuant to an oral agreement by and between FastFunds and its majority shareholder, Equitex, Inc. (“Equitex”), as described in Item 3.02 below, the disclosures of which are hereby incorporated by reference into this Item.

Item 3.02. Unregistered Sales of Equity Securities.

On January 30, 2006, FastFunds issued to Equitex 4,717,344 shares of the Registrant’s $0.001 par value common stock (the “Exchange Shares”) in exchange for the conversion of an outstanding note payable with accrued interest totaling $3,905,961. The shares were valued at $0.868 per share which represents a 10% discount to the closing sale price for the Registrant’s common stock of $0.92 on the conversion date. As a result of this transaction, Equitex’s ownership in FastFunds increased from 7,700,000 common shares or approximately 73% of the outstanding common stock to 12,417,344 shares or approximately 81% of the outstanding common stock.

FastFunds offered and sold the Exchange Shares in reliance on an exemption from registration under Sections 4(2) and 4(6) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder, for offers and sales of securities that do not involve a public offering. The Exchange Shares may not be offered or sold in United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTFUNDS FINANCIAL CORPORATION
Date: February 3, 2006	By: /s/ Ijaz Anwar Ijaz Anwar, Chief Financial Officer